UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K

                       CURRENT REPORT
            PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934

               Date of Report:  April 12, 2002
      (Date of Earliest Event Reported:  March 29, 2002)

                Commission File Number 1-4874

                     EL PASO CORPORATION
   (Exact name of Registrant as specified in its charter)

      Delaware                 1-14365          76-0568816
(State or other jurisdiction  (Commission     (I.R.S. Employer
   of incorporation)           File Number)  Identification No.)

                      El Paso Building
                    1001 Louisiana Street
                    Houston, Texas 77002
     (Address of principal executive offices) (Zip Code)

                       (713) 420-2600
    (Registrant's telephone number, including area code)



Item 5.   Other Events

     In December 2001, we announced a plan to strengthen our capital structure and enhance our balance sheet in response to changes in market conditions. A key element of this plan was to raise cash from sales of assets.

     On April 1, 2002, we announced the completion of oil and natural gas property sales totaling $525 million. The sales were completed on March 29, 2002 and included 527 billion cubic feet (Bcf) of proved natural gas reserves located in east Texas and south Texas.

     On April 9, 2002, we completed our previously announced sale of Texas and New Mexico midstream assets to El Paso Energy Partners, L.P., a publicly traded master limited partnership in which our subsidiary serves as the general partner, for approximately $750 million.

     The assets sold include:

           * 10,677 miles of Texas and New Mexico natural gas transportation and gathering pipelines, primarily a 9,400-mile intrastate pipeline, which have a capacity of approximately 5 Bcf of natural gas per day (Bcf/d) and average throughput of 3,500 thousand dekatherms per day (MDth/d) during 2001.
           * The Waha and Carlsbad natural gas gathering systems located in the Permian Basin area of West Texas and southeast New Mexico. These systems have a combined capacity of 465 million cubic feet per day (MMcf/d) and average net throughput of 341 MDth/d in 2001.
           * A 42.3 percent non-operating interest in the Indian Basin gas processing and treating plant and associated gathering lines with a capacity of 240 MMcf/d.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              EL PASO CORPORATION



                              By: /s/ Jeffrey I. Beason
                                  ---------------------
                                      Jeffrey I. Beason
                                    Senior Vice President
                                       and Controller
                                 (Chief Accounting Officer)

Date:  April 12, 2002